UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 23, 2010

ACTIVISION BLIZZARD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15839	95-4803544
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Ocean Park Boulevard Santa Monica, CA	90405
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 255-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2010, Michael Griffith, Activision Blizzard, Inc. (“Activision Blizzard”) and Activision Publishing, Inc. (“Activision Publishing”), a subsidiary of Activision Blizzard, entered into a third Amendment (the “Amendment”) to Mr. Griffith’s employment agreement with Activision Publishing, originally dated as of June 15, 2005, and previously amended on December 1, 2007 and December 15, 2008 (the “Prior Agreement”).  The amendment will be effective as of July 1, 2010 (the “Effective Date”).  In connection with the Amendment, effective on April 23, 2010, Mr. Griffith resigned from his role as President and Chief Executive Officer of Activision Publishing.  Mr. Griffith will remain Vice-Chairman of Activision Blizzard and will continue to report directly to the Chief Executive Officer of Activision Blizzard (the “CEO”).  Under the Amendment, Activision Publishing assigns all of its rights, title and interest in the Prior Agreement, as amended by the Amendment, including its obligations thereunder, to Activision Blizzard.

The Prior Agreement provided that the term of Mr. Griffith’s employment with Activision Blizzard was to end on June 30, 2010.  Pursuant to the Amendment, the term of Mr. Griffith’s employment under the terms and conditions set forth in the Prior Agreement, as modified by the Amendment, will commence on the Effective Date and end on June 30, 2011.  The term will automatically renew for one additional one-year term, unless either party provides the other with written notice of any intent not to renew at least 30 days prior to the scheduled expiration date of the term.

Pursuant to the Amendment, as of the Effective Date, Mr. Griffith’s annual base salary will be $250,000.  For 2010 only, Mr. Griffith will be eligible to receive an annual discretionary bonus pro-rated by 50% in respect of his service in 2010 as President and Chief Executive Officer of Activision Publishing.  With respect to any future service after the Effective Date, Mr. Griffith may be eligible to receive an annual discretionary bonus only upon the determination of the Compensation Committee of the Board of Directors of Activision Blizzard (“Compensation Committee”).  Subject to the approval of the Compensation Committee, Mr. Griffith will also receive (i) a non-qualified stock option to purchase 30,000 shares of Activision Blizzard’s common stock and (ii) 20,000 restricted share units (each representing the right to receive one share of Activision Blizzard’s common stock), both of which will vest on June 30, 2011, subject to Mr. Griffith’s continued employment.  As of the Effective Date, Mr. Griffith will no longer be eligible for any additional compensation contemplated by his Prior Agreement.

The Amendment provides that Mr. Griffith’s duties as Vice-Chairman of Activision Blizzard include participating in Board of Directors and Chairman of the Board meetings and other internal strategy sessions; providing counsel to Activision Blizzard’s executive team; and providing services on key initiatives and projects, as requested by the CEO.

Under the Amendment, Mr. Griffith may not resign his employment with Activision Blizzard prior to the expiration date of the employment term.  If Mr. Griffith nevertheless does resign, Activision Blizzard may accept his resignation effective as of any date it determines, and he will be entitled to receive only (i) his base salary (at the rate in effect on the termination date) through the date of termination, (ii) reimbursement for any expenses incurred through the date of termination and (iii) payment for any unused and accrued vacation.  In the event that Activision Blizzard terminates Mr. Griffith’s employment without cause, he shall be entitled to receive the above-referenced payments (i)-(iii), as well as (iv) an amount equal to his base salary (at the rate in effect on the termination date) from the termination date through the then-current expiration date for his employment term and (v) payment of any earned but unpaid annual bonus for any prior fiscal year.  The Amendment no longer provides for certain specified payments in the event that Activision Blizzard terminates Mr. Griffith’s employment due to performance deficiencies.  In all respects other than those described in this paragraph, the termination provisions applicable to Mr. Griffith remain the same as in the Prior Agreement.

Finally, the Amendment provides that Mr. Griffith and Activision Blizzard will no longer be required to enter into a consulting agreement upon termination of his employment and that Mr. Griffith is no longer required to hold a minimum number of shares of Activision Blizzard’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVISION BLIZZARD, INC.

	By:	/s/ CHRIS B. WALTHER
Chris B. Walther
Chief Legal Officer and Secretary
Dated: April 27, 2010